                                                                                                                                                                                                                                                    Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	January 22, 2020

Derby, Vermont	For immediate release

For more information, contact: Kathy Austin, President and CEO at (802) 334-7915

Community Bancorp. has reported consolidated earnings for the fourth quarter ended December 31, 2019, of $2,371,300 or $0.45 per share compared to $2,142,603 or $0.41 per share for the fourth quarter of 2018. The Company’s earnings of $8,824,446 or $1.68 per share for the full year compares to $8,397,532 or $1.61 per share in 2018.

Total assets for the Company at year-end 2019 were $737,955,319 compared to $720,347,498 at year-end 2018, an increase of 2.44%. The increase in assets was due to an increase in loans of $28.5 million offset by a decrease in interest bearing and overnight deposits of $19.3 million, with the increase in loans continuing to be attributable to growth in commercial loans. On December 31, 2019 loans totaled $606,988,937 compared to $578,450,517 on December 31, 2018, an increase of 4.93%. Funding for the increase in earning assets was from an increase in demand deposits, interest bearing deposits and borrowings of $10.0 million and from the decrease in overnight deposits.

A series of increases in the fed funds rate in 2018 had a positive impact on net interest margin that continued into the first part of 2019 as assets were replace at, and repriced to, the higher rates. Later the impact was felt on rates paid on wholesale funds and pressure to increase rates on deposit accounts began to result in increased interest expense. In the third quarter, the fed funds rate decreased by 50 basis points which then resulted in compression of the margin with a net interest margin of 3.75% for the fourth quarter versus 3.99% for the year. Interest income increased by $99,678, or 1.28%, for the fourth quarter and increased $2,644,205, or 9.08%, for the year. A $440 thousand prepayment penalty received in the second quarter of 2019 also contributed to the increase in interest income. The changes in fed funds rate had a significant impact on the larger deposit base with an increase in interest expense of $90,898, or 6.24% for the quarter and $1,658,033, or 36.97%, year to date. This resulted in an increase in net interest income of 8,780, or 0.14% for the quarter and $986,172, or 4.00%, year to date.

The loan growth and higher than anticipated charge off activity required a loan loss provision of $299,499 for the fourth quarter and $1,066,167 for the year compared to $210,000 and $780,000 for the comparative periods in 2018. The charge off activity was mostly related to several loans that had been in foreclosure for a period of time and required further write down at liquidation or when booked as Other Real Estate Owned.

The Company’s noninterest income increased $43,212, or 2.78%, for the quarter and a decrease of $235,242, or 3.81% year to date. The year to date decrease in noninterest income is attributable to a one-time gain on sale of property of $263,118 which was directly related to the sale of a condominium unit to the Company’s affiliate, CFSG in 2018.

Total noninterest expense decreased $403,023, or 7.77% for the quarter and $13,746, or 0.07% year to date. The decrease for the quarter was partly due to a one-time bonus paid at the end of the third quarter in 2018 to all employees, except the executive officers. Also contributing to the decrease for the quarter was a decrease in Other Expenses due to the distribution of deposit-insurance assessment credits issued by the FDIC. Credits issued to the Community National Bank equal $164,007.  The Company recorded a write down of $78,447 on an Other Real Estate Owned property in the fourth quarter of 2018 compared to no write down in the fourth quarter of 2019.

Overall the Company reported a return on average assets of 1.24% for the year ended December 31, 2019 compared to 1.24% for 2018. Capital grew to $68,894,679 with a book value of $12.86 per share on December 31, 2019 compared to $62,603,711 with a book value of $11.72 per share on December 31, 2018.

In commenting on the Company’s earnings, Chief Executive Officer Kathy Austin said “Given the challenges that the low rate environment presents and the compression of our net interest margin in the latter part of the year, we are pleased with our 2019 results. The growth of the loan portfolio combined with responsibly managing our cost of funds is largely what made it possible. The continued success at managing our overhead costs further supports our positive results. I want to thank the entire Community National Bank team for a successful year and a job well done.”

As previously announced, the Company has declared a quarterly cash dividend of $0.19 per share payable February 1, 2020 to shareholders of record as of January 15, 2020.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.